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                                                                EXHIBIT 99 (ii)


For Immediate Release

Contact:  Meta Gaertnier
          Director of Public Relations
          Honeywell Inc.
          In Minneapolis
          (612) 951-0773



                      JUDGE DECLARES LITTON PATENT INVALID

                       $1.2 BILLION VERDICT RENDERED VOID


     LOS ANGELES, JAN. 9 -- Honeywell Inc. today said that it is delighted with U.S. District Court Judge Mariana R. Pfaelzer's decision to invalidate a patent held by Litton Systems Inc. covering a process to coat mirrors used in ring laser gyroscopes. By declaring the patent invalid, the Court nullifies a $1.2 billion jury verdict returned on Aug. 31, 1993, in a patent infringement lawsuit brought by Litton against Honeywell.
     Subsequent to the jury trial, Judge Pfaelzer heard additional arguments on a number of unresolved legal issues, including whether Litton's patent is valid.
     In its decision, the Court found that Litton's patent was unenforceable because it was obtained by inequitable conduct. The Court further decided that the patent was invalid because it was "obvious" -- that is, that it was an invention that would have been obvious from combining existing processes.
     "The Court's decision is a clear and complete victory for Honeywell," said Edward D. Grayson, Honeywell vice president and general counsel. "This ruling validates our arguments during trial and supports our assertion that Honeywell is a fair and lawful competitor."
     The ring laser gyroscope is a device used for aircraft navigation. Honeywell developed the RLG in the 1960s and is a leader in the inertial guidance systems market.
     Honeywell is a global controls company providing products, systems and services that increase comfort, environmental protection, energy conservation, productivity and safety in homes and buildings, industry, and aviation and space. The company employs 51,000 people in 95 countries on six continents and had 1993 sales of $6 billion.

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1995